[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.

Exhibit 10.3

SECOND AMENDED AND RESTATED

SUPPLY AND MANUFACTURING AGREEMENT

This Second Amended and Restated Supply and Manufacturing Agreement (the “Supply Agreement” or “Agreement”) is made effective as of the 1st day of January, 2025 (the “Effective Date”) by and between Cerus Corporation (“Cerus”), a Delaware corporation, having its principal place of business at 1220 Concord Ave, Concord, CA 94520, and Porex Corporation (“Porex”), a Delaware corporation, having its principal place of business at 500 Bohannon Road, Fairburn, GA 30213. (Cerus and Porex are each individually referred to in this Supply Agreement as a “Party” and, collectively, as the “Parties”).

Witnesseth

Whereas, the Parties desire to set forth the terms under which Cerus may purchase from Porex [*] porous plastic [*] wafers designed for the pathogen inactivation system for platelets (the “Platelet Wafers”) and [*] porous plastic [*] disks designed for the pathogen inactivation system for plasma (the “Plasma Disks”) (collectively, the “Components”) made to Cerus specifications as further detailed in Exhibit A and Exhibit B attached hereto, respectively (the “Specifications”); and

Whereas, the Platelet Wafers and Plasma Disks will be used in the manufacture of disposable products forming part of the INTERCEPT Blood System for platelets and the INTERCEPT Blood System for plasma, respectively, for sale by Cerus and its affiliates, and disposable products forming part of similar systems for sale by a third party (collectively, the “Products”).

Now Therefore, in consideration of the foregoing premises and the mutual covenants set forth herein, Cerus and Porex agree as follows:

1
Purchases
1.1
Purchase and Sale
1.1.1
During the term of this Supply Agreement, Porex shall sell to Cerus Components ordered pursuant to Section 1.3 of this Supply Agreement.
1.1.2
By written notice to Porex, Cerus may designate, from time to time, one or more third parties (hereinafter referred to as “Designee”) provided such Designee is not a Porex competitor as defined in Section 13.3 below, that is authorized to:
(a)
issue purchase orders for Components pursuant to Section 1.3; and
(b)
receive, inspect and test shipments from Porex for such ordered Components pursuant to Section 1.4.

Designees are not authorized to act for Cerus in any other capacity or to bind Cerus in any other respect whatsoever. Notwithstanding anything contained herein to the contrary, Cerus shall be legally responsible for any act, omission or obligation of Designee pertaining to this Agreement. Porex acknowledges that Fresenius-Kabi Deutschland GmbH and its affiliates, including Fenwal Inc. (collectively, “Fenwal”) are not as of the Effective Date Porex Competitors.

1.1.3
Purchase Commitment: Subject to the terms and conditions of this Supply Agreement, Cerus shall purchase no less than [*] exclusively from Porex; provided, however, that the foregoing obligation of Cerus shall apply solely with respect to Components used in the manufacture of Products that are [*]; and provided, further, that notwithstanding such exclusivity Cerus may purchase Components from a third party to the extent that [*]. The foregoing exclusivity shall not apply from and after [*]. Provided that Porex is not in breach of any of the material provisions of the Agreement, Cerus shall [*] (such [*], the “[*]”).”
1.2
Raw Materials
1.2.1
Cerus shall arrange, at its own expense, for the supply and delivery to Porex of [*] (in conformance with the specifications set forth on Exhibits A-1 and B-1), [*] for production of Plasma Disks (collectively, the “Raw Materials”) as set forth in the Porex Raw Material Projections (as hereinafter defined). Porex shall timely inspect all Raw Materials. If such Raw Materials fail to meet the specifications for such Raw Materials set forth in Exhibits A-3, A-4, A-5 and B-2, Porex shall have the right to reject such Raw Materials. If Porex does not deliver such written notice to Cerus within the [*] business day period from inspection of such Raw Materials, Porex shall be deemed to have accepted the Raw Materials. During quarterly business review (QBR) meetings, Porex and Cerus shall meet in person or virtually to discuss Porex’s anticipated: (i) requirements for Raw Materials needed to manufacture the quantity of Components forecasted by Cerus for the upcoming Purchase Order Period (as defined in Section 1.3); and (ii) the required delivery dates of such Raw Materials needed to meet Cerus’ projected delivery schedule for the upcoming Purchase Order Period.
1.2.2
Porex shall be solely responsible for obtaining the [*] (in conformance with the specifications set forth on Exhibit B-2) used for production of the Plasma Disks (the “[*]”). Porex shall also be responsible for ordering and purchasing packaging material for all Components meeting the Specifications. In the event Porex experiences an increase in the [*] costs equal to or greater than [*] that is [*] , Porex may reopen price negotiations solely with respect to the affected Component by providing Cerus with written notice quantifying the impact of the Raw Material cost increase (the “RM Increase Notice”). The parties agree to enter into good faith negotiations related to the allocation of additional costs for the Component that is impacted by the Raw Material cost increase(s) in a manner that is proportional to the actual increase. In the event Porex and Cerus cannot agree on new pricing for the Component impacted by the Raw Material cost increase(s) pricing within [*] of the RM Increase Notice, [*] the price increase in Raw Material cost on the affected Component, based on [*] such increase in Raw Material cost for such Component, in all cases, as supported by Porex documentation. Porex may [*] such documentation. For illustrative purposes:

[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.

In the event Raw Materials are supplied to Porex in excess of the Raw Materials consumed in the manufacture of Product, Porex shall notify Cerus and use such Raw Materials in fulfillment of the subsequent order. In the event Porex requires Raw Materials in excess of Raw Materials specified in the Porex Raw Material Projections as a result of Porex’s failure to comply with the procedures applicable to the production of Components, Porex shall bear all additional costs for obtaining such additional materials from Cerus or its designated supplier at a price equal to Cerus’ cost.

1.2.3
Cerus and Porex will work together towards a goal of a production loss % of ≤ [*]. Table 1 of Exhibit F sets forth the calculations of yield based on such production loss % of ≤ [*] (the “Target Rates”). Table 2 of Exhibit F sets forth the current Raw Material yield rates for each Component produced by Porex hereunder (the “Current Rates”). Porex shall provide monthly inventory reports of, and shall track the Raw Material usage for, each lot of Raw Material supplied by Cerus. Such Raw Material reports shall contain the quantity of wafers or disks manufactured for lots of [*] supplied by Cerus. Porex will also notify Cerus when [*]. The Parties shall collectively review and discuss the root cause, financial responsibility, and what actions, if any, shall be taken to [*]. Notwithstanding the foregoing, [*] will not exceed [*] without the prior written consent of Cerus, which consent will be conditioned upon a discussion regarding the root cause, disposition and the financial responsibility for scrap rates in excess of [*]. Further, notwithstanding the goal of the Target Rates as set out in Exhibit F, the Parties recognize [*] the Target Rates and such failure to achieve the Target Rates shall [*].
1.2.4
Porex agrees to [*] subject to mutual agreement on scope, which [*] will be [*]. Additionally, Porex will [*], as agreed to with Cerus’ development and quality teams. The parties agree to work together in good faith to finalize project and implementation of [*] with a target date of [*].
1.3
Forecasts/Purchase Orders

In order to assist Porex in its production planning of Components, Cerus will provide to Porex during the Term of this Supply Agreement a rolling 12-month forecast by Component product code, which forecast shall include monthly delivery dates (the “Forecast”) and the first [*] months (“Purchase Order Period”) of which will constitute a firm purchase order (such portion, a ‘Purchase Order Period”) for such Purchase Order Period. Within [*] after receipt of each Forecast, Porex shall provide to Cerus: (a) written confirmation of its ability to meet the monthly requirements in the Forecast; (b) a good faith estimate of the additional Raw Materials (as defined below), if any, needed by Porex to manufacture the forecasted quantity of Components; and (c) the latest date by which such Raw Materials must be received by Porex to meet Cerus’ projected delivery schedule (subclauses “(b)” and “(c)”, the “Raw Material Projections”). Porex shall not unreasonably reject Cerus’ monthly requirements in the Forecast. In no event shall any Purchase Order without written approval from Porex: require delivery exceeding the quantity specified in the “Porex Capacity Limitations” section below in any single month.

1.4
Delivery
1.4.1
Porex shall ship the Components to destinations specified by Cerus (directly or through its Designee) in the Purchase Order, by mutually agreed upon carriers, [*]. Cerus shall pay

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.

all shipping and applicable insurance charges. Porex shall provide to Cerus or Designee (as the case may be) all documentation as described in the Specifications.
1.4.2
All Components shipped hereunder shall be received subject to inspection and testing by Cerus (directly or through its Designee) for compliance with the Specifications, which testing shall be completed within sixty (60) days from the receipt of said shipment. Cerus (directly or through its Designee) shall also, within that same period, notify Porex in writing of the acceptance or rejection of a shipment for failure to meet Specifications and if rejected, specifying in detail the reasons for rejection. If the shipment is rejected, Cerus (directly or through its Designee) shall promptly make such Components available to Porex for examination and testing and Porex shall either (i) credit Cerus for the amount of such non-conforming Components for which Cerus has previously paid Porex, or (ii) provide replacement for Components that fail to meet the Specifications as soon as such replacement can be completed within Porex's normal schedules and operating capacity without adversely affecting Porex’ current production. If Cerus or its Designee does not deliver such written notice to Porex within the sixty (60) day period from the receipt of shipment, Cerus shall be deemed to have accepted the shipment.
1.4.3
Raw Material Replacement Costs. With respect to: (a) any quantities of Components that are [*], and (b) all [*] that are [*], [*]the cost to replace the Raw Materials provided by Cerus for such [*]. [*] the cost to replace Raw Materials [*].
1.4.4
Supply Failure. In the event that Porex, for any reason other than [*], has been or will be unable to timely supply Components meeting the Specifications and warranties contained in Section 7.1 in the following quantities: (a) at least [*]; or (b) at least [*], Porex shall be deemed to have suffered a “Supply Failure”, and upon Cerus notifying Porex of such Supply Failure, Porex shall provide to Cerus (a) a written action plan detailing the steps Porex will undertake to remedy the Supply Failure; (b) the timeline over which such action plan will occur; and (c) the target date to which Porex believes, in good faith, it will resolve the Supply Failure and/or resume its production of Components (such target date, the “Committed SF Date”) (the foregoing subsections (a) through (c) shall be the “SF Report”). If (1) Porex does not timely provide to Cerus the SF Report, (2) the Committed SF Date is more than [*] following the [*], or (3) Porex fails to [*] within [*] following [*], and such inability is [*], then [*]. In all cases, Porex shall exercise its best efforts to resume production as quickly as possible and shall keep Cerus informed in writing of its progress toward that end. In the event that Cerus has [*] and Porex resolves the Supply Failure prior to [*], then [*].
1.4.5
Last Time Buy. For purposes of this Supply Agreement, the following shall each be deemed a “Last Time Buy Trigger”: (a) during the [*] immediately prior to the expiration of this Supply Agreement, (b) in the event that the Parties mutually agree to terminate the Agreement, or (c) in the event of any discontinuance of Porex supplied raw material, reagent, component or other ingredient of the Components. In the event of a Last Time Buy Trigger, Cerus may, in its sole discretion, submit orders for Components or place orders for Components through its Designee, which orders shall be deemed accepted by Porex to the extent the number of units of Components so ordered does not exceed the then-current Porex Capacity Limitation. Porex shall satisfy any such order as soon as reasonably practicable, and in any event Porex shall deliver [*] of the number of units of Components ordered pursuant to this Section 1.4.5 no later than [*] months after the date of such order and shall deliver all remaining Components ordered pursuant to this Section 1.4.5 over a period no longer than [*] after the date of such order.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.

1.5
Price; Payment Terms
1.5.1
Prices to be paid by Cerus (the “Prices”) are set forth in Exhibit C. Subject to any cost adjustment in Section 1.2.2., Pricing will be held firm through December 31, 2026 and then shall be set in accordance with the volume pricing tier table in Exhibit C, starting from January 1, 2027.
1.5.2
Porex will invoice Cerus monthly for Components shipped pursuant to Purchase Orders placed for that month. Cerus will pay the amount of the invoice within [*] days following (i) receipt of the invoice by Cerus, or (ii) delivery of such Components covered by such invoice, whichever later occurs. Past due payments will bear interest at [*] per month from the due date.
2
Manufacturing Facility
2.1
Capacity

Porex represents that as of the Effective Date, its annual capacity for the production of Components is consistent with the Porex Capacity Limitations, as outlined in the table below (expressed as annual delivery quantities). Porex agrees not to reduce the foregoing capacity during the Term. Further, in the event that additional capacity in excess of the Porex Capacity Limitations is required to meet Cerus’ production demands for Components, and as agreed to in advance by Porex (which agreement shall not be unreasonably withheld, delayed or conditions) following a review of the business case for such expansion, Porex shall undertake any equipment and/or facility improvements and associated validation activities, subject to a cost sharing plan agreed to by the Parties, necessary to meet Cerus’ increased demand forecasts on the timelines required.

[*]

2.2
Disk Minimum Lot Sizes. Porex will make reasonable commercial efforts to provide a minimum wafer and disk lot size of [*] units, pending the parties’ mutual agreement on [*]. Notwithstanding the foregoing and except in the case of force majeure, Porex will not ship any lot with less than [*].
2.3
Dedicated Space. Porex shall reserve the space identified in Exhibit D (the “Cerus Dedicated Space”) solely for the manufacture and production of the Products under this Supply Agreement. No other activities other than those agreed upon in advance in writing by Cerus may be performed in the Cerus Dedicated Space. Cerus shall have unrestricted access, subject to providing reasonable advance notice to Porex, to the Cerus Dedicated Space during the Term of this Supply Agreement to ensure that the products are being manufactured and produced in compliance with the terms of this Supply Agreement and the terms of the Quality Agreement (as hereinafter defined). In [*] the provisions of this Section 2.3, [*]. In the event that Porex is unable to produce the quantity of Product set forth in a Purchase Order(s) due to regulatory or compliance issues, or facility driven production downtime, [*]. For illustrative purposes only, if Cerus delivers a Purchase Order for a total of [*] units during a Purchase Order Period, but Porex is only able to produce and ship [*] units due to facilities closures in that year, Cerus shall [*].

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.

2.4
Tooling Fee. Porex shall be responsible for procuring any tooling necessary to manufacture Components hereunder, at its sole cost and expense, provided, however, that on an annual basis, Cerus agrees to fund such costs for an aggregate fee of $[*] (the “Tooling Fee”), which Tooling Fee will be amortized into the price per unit of the first [*]t purchased in each calendar year, by including a surcharge of $[*] per [*], as reflected in Exhibit C. In the event that Cerus falls short of ordering [*] in any calendar year such that the annual Tooling Fee is not fully amortized, Cerus shall pay Porex the balance of the Tooling Fee that was not covered by amortization. Such balance shall be paid on or prior to [*] of the following calendar year.
2.5
Ownership of Equipment

[*] ownership of all stations, tooling and additional equipment set forth on Exhibit E, which items were funded in whole or in part by [*] and [*] (collectively, the “Equipment”). The Equipment will be considered [*]. [*] shall be responsible for maintaining, servicing and insuring the Equipment, and keeping appropriate records regarding such use, maintenance and service during the term of this Supply Agreement. The Equipment shall be used by Porex during the term of this Supply Agreement solely for production of Components for Cerus under this Supply Agreement. Upon termination or expiration of this Supply Agreement, Porex will remove and destroy any Tooling set forth on Exhibit E embodying Cerus’ proprietary specifications or design).

2.6
Ownership of Facility Improvements

[*] shall own all facility improvements set forth on Exhibit E which improvements were funded in whole or in part by [*] (the “Facility Improvements”).

3
Component Changes

During the term of the Supply Agreement, Cerus may propose modifications to the Components; provided, however, that any proposed modifications and any work related thereto shall be subject to mutual agreement by the Parties, which agreement by Porex shall not be unreasonably withheld or delayed. In approving any modification contemplated by this Section 3, the Parties shall work in good faith to mutually agree upon defining the scope of the change, including the respective roles and responsibilities of the Parties with respect thereto, as well as the allocation of any cost or expense related to such modification, which scope shall be set forth in writing and executed by each of the Parties. Any changes to the raw material, product or process Specifications, or required manufacturing environment (i.e., classification of a clean room) must be done pursuant to change control projects mutually agreed upon by the Parties in writing. Further, to the extent such modification was requested by Cerus and such modification results in an increase in the cost to manufacture the Products, the Parties shall mutually agree on revisions, if any, to the pricing set forth on Exhibit C.

4
Quality Obligations

The Parties have concurrently entered into the Amended and Restated Quality Agreement attached hereto as Exhibit F (the “Quality Agreement”). The Parties shall review and, if necessary, update the Quality Agreement on or prior to each anniversary of the date hereof (or sooner if circumstances so dictate). Further, Porex shall provide, at its sole cost, at least one

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.

experienced, management-level quality manager to oversee the production and supply of Product under this Supply Agreement. The Parties hereto acknowledge that the provisions of this Section 4 are an essential and material component of this Supply Agreement.

5
Regulatory Responsibility

Cerus is solely responsible for all regulatory compliance and requirements relating to the Products and use of Components in the Products and Porex will provide its full cooperation and attention in assisting Cerus fulfill the foregoing responsibilities, as required by Cerus’ authorized regulatory bodies. This will include providing any required records or information related to the Components and their manufacture by Porex as the contract manufacturer thereof either directly to Cerus or to the requesting regulatory body (with a copy to Cerus so long as such records or information contain information to which Cerus is otherwise entitled to access, otherwise, Porex shall provide redacted versions of such records or information).

6
Force Majeure

Porex shall not be liable for delays in performance or for non-performance of its obligations hereunder if prevented by causes outside of its reasonable control. Without limiting the foregoing, such causes shall include, but not be limited to, acts of God or the public enemy, fires, floods, earthquake, riots, boycotts, strikes, lock-outs, and delays in transportation or shortage of supplies necessary for production, in each case where delays could not reasonably have been prevented. Upon discovering that timely performance will be delayed, Porex will promptly notify Cerus of the nature of the delay and Porex's disaster recovery plan along with timing expectations.

7
Warranties; Indemnifications
7.1
Porex Warranties
7.1.1
The warranties set forth herein are made solely for the benefit of Cerus and its affiliates. All claims hereunder shall be made by Cerus and may not be made by Cerus customers or any third parties. The term "affiliate", as used in this Supply Agreement, means with respect to a Party any entity that, directly or indirectly, controls, or is controlled by, or is under common control with, such Party. The term "controls", "controlled by", or "under common control with", means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether by contract or through the ownership of voting securities, including the ownership of more than fifty percent (50%) of the equity, partnership, membership or similar interest in such entity.
7.1.2
Porex shall not be responsible for any Components that do not meet the Specifications if such failure is caused by the Raw Materials supplied by Cerus under this Supply Agreement, subject to Porex's inspection obligations as provided under Section 1.2.1, and the Porex warranties in Section 7.1 do not extend to such failure to meet the Specifications if caused by the Raw Materials or any specifications or processes provided by Cerus for the Raw Materials if such Raw Materials supplied by Cerus did not pass the inspection provided for in Section 1.2.1.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.

7.1.3
In no event shall Porex be responsible for any damage, change or effect to the Components or Products resulting from or related to any acts or omissions of Cerus or its Designees or their respective affiliates, agents, distributors, vendors or customers or any intermediary or end user of any product manufactured, distributed or sold by Cerus or its Designee, including, but not limited to, improper storage, handling, installation, modifications, abuse or misuse.
7.1.4
Porex warrants and represents that:
7.1.4.1
it will comply with all laws, decrees, rules, regulations, codes, orders, ordinances, actions and requests of all federal, state and local governmental bodies and courts applicable to Porex’s obligations under this Agreement and that the Products manufactured hereunder will be manufactured in compliance with the foregoing, as well as current Good Manufacturing Practices;
7.1.4.2
Porex’s technology, processes, know-how, trade secrets and other intellectual property used by Porex to manufacture the Components will not infringe upon the intellectual property rights of any third party, and Porex has the right to use such technology, processes, know-how and other intellectual property; and
7.1.4.3
Porex’s performance of its obligations under this Agreement will not result in the breach of any covenant, undertaking or obligation of Porex to any third party.
7.1.5
EXCEPT AS PROVIDED IN SECTION 7.1.3, POREX WARRANTS THAT THE COMPONENTS SHALL CONFORM TO THE SPECIFICATIONS, AND POREX WARRANTS THAT POREX TRANSFERS GOOD AND MARKETABLE TITLE TO THE COMPONENTS SOLD TO CERUS UNDER THIS SUPPLY AGREEMENT AS OF THE TIME THAT POREX SHIPS SUCH COMPONENTS AND RECEIVES PAYMENT. THE WARRANTIES IN SECTION 7.1.4 AND THIS SECTION 7.1.5ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, WHICH ARE HEREBY DISCLAIMED AND EXCLUDED BY POREX, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE, ANY OTHER WARRANTY OF TITLE, REGULATORY COMPLIANCE, OR ANY WARRANTY ARISING FROM COURSE OF PERFORMANCE, COURSE OF DEALING OR USAGE OF TRADE. THE SOLE AND EXCLUSIVE REMEDY FOR BREACH OF ANY AND ALL WARRANTIES SHALL BE LIMITED TO THE REPLACEMENT OR EXCHANGE OF THE DEFECTIVE COMPONENTS.
7.2
Indemnification
7.2.1
Cerus will indemnify, defend and hold harmless Porex, its affiliates, and their respective officers, directors, agents, and employees (each a “Porex Indemnified Party”) from and against any and all third party claims, actions, causes of action, liabilities, losses, costs, damages or expenses (including reasonable attorney's fees) to the extent arising out of or in consequence of (i) the possession or use of any Products including, but not limited to, those containing the Components; (ii) the death of or bodily injury to any person on account of the use of any Cerus Product containing the Components or use of any Components; (iii) any claim that the Products or Components violate a patent or trademark or the intellectual property rights of any third party; or, (iv) Cerus’ failure to obtain any clearance, approval or license for the Products or the Components that is actually required

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.

by applicable law (collectively, “Claims”), except to the extent arising under Porex’s indemnity obligation in Section 7.2.2. However, subject to the combined aggregate limitation set forth in Section 7.2.3 hereof, Cerus shall not be obligated to indemnify a Porex Indemnified Party from any liability to the extent caused by a Porex Indemnified Party’s negligence or misconduct, as finally determined by a court of competent jurisdiction.
7.2.2
Porex will indemnify, defend and hold harmless Cerus and its respective officers, directors, agents, employees and affiliates (each a "Cerus Indemnified Party") from and against any and all third party claims, actions, causes of action, liabilities, losses, costs, damages or expenses (including reasonable attorney's fees) to the extent arising out of or in consequence of any claim of patent, trademark or trade secrets infringement which relates to Porex's proprietary manufacturing process(es) for [*] porous plastic [*].
7.2.3
Notwithstanding anything contained herein to the contrary, the combined aggregate amount by which (x) Cerus’ indemnification obligations pursuant to Section 7.2.1 may be reduced pursuant to the last sentence of Section 7.2.1 and (y) Porex may be liable for recalls under Section 9 of this Agreement, shall not exceed a combined aggregate limit of [*] during the term of this Agreement.
7.2.4
Each indemnified party agrees to give the indemnifying party prompt written notice of any claims, including any claims asserted or made by any governmental authority, for which the other might be liable under the foregoing indemnification, together with the opportunity to defend, negotiate and settle such claims. Such notice shall be given to the indemnifying party promptly after receipt of such claim. Failure to provide or promptly provide such notice shall not release the indemnifying party from any of its obligations hereunder except to the extent that the indemnifying party is materially prejudiced by such failure. Each indemnified party will cooperate fully with the indemnifying party in defending or otherwise resolving any such action, and each indemnified party in any such action may at its option and expense be represented in such action. No party shall be responsible or bound by any compromise made by any other party without its prior written consent, provided that such any such party requested to give consent shall not unreasonably withhold its consent to any such settlement.
7.3
LIMITATION OF LIABILITY

IN NO EVENT, OTHER THAN FOR PAYMENT OF DEFENSE AND INDEMNITY UNDER SECTION 7.2, SHALL CERUS BE LIABLE TO POREX, FOR ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES (INCLUDING, BUT NOT LIMITED TO, LOST PROFITS, LOST USE, OR THE LIKE) ARISING OUT OF OR IN CONNECTION WITH THIS SUPPLY AGREEMENT OR THE MANUFACTURE, USE OR PERFORMANCE OF THE COMPONENTS OR PRODUCTS, EVEN IF SUCH PARTY IS ADVISED OF THE POSSIBLITY OF SUCH DAMAGES. IN NO EVENT SHALL POREX BE LIABLE TO CERUS UNDER ANY THEORY OF LAW OR EQUITY, WHETHER IN CONTRACT, TORT OR OTHERWISE, FOR ANY DAMAGES INCLUDING, BUT NOT LIMITED TO, ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE, EXEMPLARY OR COSEQUENTIAL DAMAGES (INCLUDING, BUT NOT LIMITED TO, LOST PROFITS, LOST USE, OR THE LIKE), ARISING OUT OF THIS SUPPLY AGREEMENT OR THE MANUFACTURE, USE, OR PERFORMANCE OF THE COMPONENTS OR

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.

PRODUCTS, IN AN AGGREGATE AMOUNT IN EXCESS OF [*]. DURING THE TERM OF THIS AGREEMENT, EXCEPT AS PROVIDED IN SECTIONS 1.2.3, 2.3, 2.4, 7.2, 8.2, 9, 10, 11 AND 13.3 OF THIS SUPPLY AGREEMENT, IN WHICH CASE SUCH LIABILITY SHALL BE CAPPED AT [*]. THE PARTIES AGREE THAT THE FOREGOING LIMITATIONS OF LIABILITY ARE A REASONABLE AND NEGOTIATED ALLOCATION OF RISK BETWEEN THE PARTIES AND THAT THEY WOULD NOT ENTER INTO THIS SUPPLY AGREEMENT ABSENT SUCH TERMS. EACH PARTY AGREES THAT IT SHALL NOT CLAIM THAT THESE LIMITATIONS ARE UNREASONABLE, AGAINST PUBLIC POLICY, OR CAUSE ANY REMEDY TO FAIL OF ITS ESSENTIAL PURPOSE; THESE LIMITATIONS SHALL BE ENFORCED DESPITE ANY SUCH CLAIM.

7.4
Insurance

During the term of this Supply Agreement and for [*] thereafter, Cerus shall at all times keep and maintain the following insurance coverage and limits of liability:

(a) General Commercial Liability for death or personal injury and damage to property (including, but not limited to, coverage for products liability and completed operations, advertising injury and independent contractors coverage) with limits of not less than $[*] per occurrence and $[*] in the aggregate. Such insurance to provide for broad form contractual liability coverage, including coverage for the liabilities assumed in this Supply Agreement.

(b) Umbrella/Excess Insurance follow form over (a) above with a limit of $[*].

(c) Statutory Workers’ Compensation in accordance with the laws of California and Employers Liability Insurance with a limit of not less than $[*].

Policies of insurance set forth in Section 7.4(a) and 7.4(b) above shall provide for the following:

i.)
Name Porex and its officers, directors, employees, subsidiaries, parent company, if any, and agents as additional insureds.
ii.)
Be primary and non-contributory with respect to all obligations of Cerus under this Supply Agreement. Any insurance carried by Porex shall not contribute to, or be excess of insurance maintained by Cerus, nor in any way provide benefit to Cerus, its affiliates, officers, directors, employees, subsidiaries, parent company, if any, or agents.
iii.)
Have reasonable and customary deductible amounts, provided that in no event shall such deductible amounts exceed $[*] per occurrence. Any deductibles that exceed $[*] must be pre-approved in writing by Porex.
iv.)
Be issued by insurance carriers licensed to do business under the laws of the country, state, commonwealth, province or territory in which Cerus’

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.

obligations are provided, and with a rating of not less than A VII, as rated in the most currently available “Best’s Insurance Guide.”
v.)
Provide a waiver of subrogation in favor of Porex and its officers, directors, employees, subsidiaries, parent company, if any, and agents.
vi.)
Include a separation of insurance clause and cross-liability coverage where Porex is an additional insured.

Upon execution of this Supply Agreement, Cerus shall cause certificates to be issued evidencing that the coverages and policy endorsements required under this Supply Agreement are maintained in force and effect and providing for not less than 30 days, 10 days in the case of nonpayment, written notice to Porex prior to any material modification, cancellation or non-renewal of the policies. Certificates shall expressly confirm the above limits and obligations. The certificate of insurance shall be delivered to Porex’s address as set forth in the Notices provision of this Supply Agreement. The receipt of any certificate does not constitute acceptance by Porex that the insurance requirements have been met.

If Cerus fails to procure and maintain the insurance coverage types or limits, or any portion thereof, as specified herein, Porex, in its sole discretion, may procure and maintain the required insurance for and in the name of Cerus and Cerus shall pay the cost thereof or such cost shall be deducted from monies due to Cerus by Porex. Cerus shall furnish to Porex all information necessary to acquire and maintain such insurance. Cerus shall not violate or knowingly permit any violation of any conditions or terms of the policies of insurance described herein.

8
Intellectual Property
8.1
Cerus understands and agrees that nothing in this Supply Agreement is intended to grant Cerus any right, title, interest, or license to use or disclose Porex's Confidential Information, intellectual property (both as further defined in the Confidentiality Agreement referenced in Section 10 below), or manufacturing processes, including, but not limited to, Porex products, designs and specifications.
8.2
Porex understands and agrees that this Supply Agreement is not intended to grant Porex any right, title, interest or license to use or disclose Cerus’ Confidential Information, intellectual property (both as further defined in the Confidentiality Agreement referenced in Section 10 below), including, but not limited to Products designs and Specifications.
8.3
Neither this Supply Agreement nor one Party’s disclosure of Confidential Information or intellectual property shall be deemed, by implication or otherwise to vest in any other Party any rights in any patents, trade secrets, trademarks, trade names, designs, copyrights, or other property of the disclosing Party; provided, however, that Porex is granted a limited license to use the intellectual property of Cerus to the extent required for Porex to perform its obligations under this Supply Agreement.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.

9
Field Action

Any removal, correction, or other similar action involving Products shall be made solely by Cerus at Cerus’ sole discretion and expense. However, if in the event of a recall due solely to a failure of the Components to meet the Specifications (other than as a result of the Raw Materials), Porex shall, subject to [*] set forth in Section 7.2.3 of this Agreement, reimburse Cerus for actual, reasonable direct costs and expenses actually incurred by Cerus in connection with all such recalls including, but not limited to, direct costs of (i) administration of the recalls, (ii) retrieving Products already delivered to customers, and (iii) notification, shipping and handling charges. The Parties will cooperate fully with each other in effecting any actions under this Section. Cerus will be responsible for communications to its customers and users of the Products.

10
Disclosure and Use of Information

The Agreement Regarding the Exchange of Confidential Information between Porex and Cerus, effective February 22, 2007, (the "Confidentiality Agreement") is attached hereto as Exhibit G and hereby incorporated by reference in their entirety herein and any exchange of information between Porex and Cerus pursuant hereto and this Supply Agreement shall be subject to the terms of such Confidentiality Agreement. Section 13 of the Confidentiality Agreement is hereby amended to provide that the end date of the period which covers the provision of Confidential Information by the parties has been extended to five (5) years following the termination of this Agreement. Cerus will insure that any and all Designees agree in writing to be bound by the Confidentiality Agreement and Cerus will be responsible for any and all breaches of the Confidentiality Agreement by Designees.

11
[OMITTED]
12
Term; Termination
12.1
This Supply Agreement will have a term (the “Initial Term”) which commences on the Effective Date and continue through December 31, 2027. After the Initial Term, this Supply Agreement will automatically renew for an additional period of one (1) year (the “Renewal Term” and, together with the Initial Term, the “Term”), unless terminated in accordance with Section 12.2, 12.3, 12.4, or 12.5.
12.2
Cerus may terminate this Supply Agreement in its sole discretion at any time by giving Porex at least twelve (12) months’ prior written notice of its intent to terminate this Supply Agreement.
12.3
In the event that Cerus’ aggregate billable units fall below [*] units in any calendar year during the Term (unless such shortfall is due to regulatory or compliance issues or facility-driven production downtime), Porex may terminate this Supply Agreement in its sole discretion by giving Cerus at least twelve (12) months’ prior written notice of its intent to terminate this Supply Agreement.
12.4
If a Party materially breaches this Supply Agreement and such breach remains uncured for a period of ninety (90) days after written notice containing details of the breach is

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.

delivered to the breaching Party, then the non-breaching Party may terminate this Supply Agreement as to the breaching Party by further notice delivered no later than thirty (30) days after the expiration of the initial ninety (90) day cure period.
12.5
Each Party may terminate this Supply Agreement effective immediately with written notice in the event the other Party (“Insolvent Party”) files for bankruptcy, is adjudicated bankrupt, takes advantage of applicable insolvency laws, makes an assignment for the benefit of creditors, is dissolved or has a receiver appointed for its property (which in the case of a receiver is not removed within thirty (30) days after notice to the Insolvent Party). Such termination is only effective as to the Insolvent Party.
12.6
The provisions of Sections 2.3, 2.4, 12.6, 4, 5 and 7 through 10 and 13 of this Supply Agreement shall survive termination of the Supply Agreement and remain in effect in accordance with their terms.
13
Miscellaneous
13.1
Entire Agreement

This Supply Agreement and the Confidentiality Agreement contain the entire agreement between the Parties relating to the Components and supersede all prior agreements and negotiations between Cerus and Porex. None of the terms of this Supply Agreement shall be deemed to be waived or amended by any Party unless such a waiver or amendment specifically references this Supply Agreement and is in writing signed by the Party to be bound.

13.2
Notices

All notices and demands required or permitted to be given or made pursuant to this Supply Agreement shall be in writing and effective when personally given or when placed in an envelope and deposited in the United States mail postage prepaid and return receipt requested, or delivered by a recognized commercial courier service, addressed as follows:

If to Cerus:

Chief Executive Officer

Cerus Corporation

1220 Concord Ave

Concord, CA 94520

cc: Chief Legal Officer

If to Porex:

President

Porex Corporation

500 Bohannon Road

Fairburn, Georgia

Or to such other address as to which any Party may notify the other Parties.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.

13.3
Assignment

This Supply Agreement shall be binding upon and inure to the benefit of the Parties, their successors and assigns. This Supply Agreement shall be assignable: (i) by either Party to an affiliate of the Party, in whole or in part, without the consent of the other Party, provided such affiliate is not a competitor of the other Party; (ii) by either Party with the written consent of the other Party, which consent shall not be unreasonably withheld or delayed (it being understood that withholding such consent on the basis of the assignee’s financial and/or competitive status shall not be deemed to be unreasonable); or (iii) by any Party without the consent of the other Party to the purchaser of substantially all the assets of its business to which this Supply Agreement relates or to any corporate successor to a Party by merger, consolidation or otherwise. Any change of control of ownership of fifty (50) percent or more of any Party will be deemed an assignment under (iii) immediately above. For the purpose of this Section and Section 1.1.2, a “Porex competitor” shall mean those persons, entities or companies who sell competitive products that directly compete with Porex’s products and a “Cerus competitor” shall mean those companies who sell competitive products to Products in the field of blood pathogen inactivation. Any attempted assignment that does not comply with the terms of this Section shall be void. Each Party shall cause this Supply Agreement to be assigned in whole to any business organization that purchases its operations supporting this Supply Agreement or to any corporate successor to a Party by merger, consolidation or otherwise. Despite any assignment under this Section, the Party making the assignment shall remain liable for its obligations as a Party to this Supply Agreement.

13.4
Governing Law

This Supply Agreement is deemed to have been executed in and shall be governed by and construed in accordance with the Uniform Commercial Code as enacted in the State of New York and other applicable laws of the State of New York. The Parties hereby submit to the jurisdiction of the courts of that State for purposes of resolving any dispute. If particular portions of this Supply Agreement are ruled unenforceable, such portions shall be deleted and all other terms and conditions of this Supply Agreement shall remain in full force and effect. Except where a remedy is expressly stated to be the exclusive remedy, the rights and remedies of the Parties under this Agreement shall be cumulative and in addition to any other rights or remedies provided by law or equity.

13.5
Independent Contractors; Relationship of Parties; Waiver; Proceedings
13.5.1
The relationship of the Parties under this Supply Agreement shall be and at all times one of independent contractors. No Party is an employee, agent or legal representative of any other Party or shall have any authority to assume or create obligations on any other Party's behalf.
13.5.2
Cerus shall have the right to revoke any designation as a Designee made pursuant to Section 1.1.2 of this Supply Agreement, by providing thirty (30) days prior written notice of such to Porex, and thereafter said Designee will no longer be authorized to purchase Components on Cerus’s behalf or perform any other of the tasks described in Section 1.1.2.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.

13.5.3
Nothing herein shall be construed as giving any third party, including Designee, any rights, interest or claims hereunder or be entitled to any benefits under or on account of this Supply Agreement as a third-party beneficiary or otherwise and the sole and intended beneficiaries of this Supply Agreement are Cerus and Porex.
13.5.4
Failure of any Party at any time to require performance by any other Party of its obligations under this Supply Agreement shall in no way affect the right to require such performance at any time thereafter. The waiver by any Party of a breach of any provision of this Supply Agreement shall not constitute a waiver of any succeeding breach of the same or any other provision.
13.5.5
If any Party files any action or brings any proceeding against the other Party arising out of this Supply Agreement, the prevailing Party in such action or proceeding shall be entitled to recover reasonable attorneys' fees to be fixed by the court sitting without a jury.

In witness whereof, the Parties have executed this Supply Agreement in counterparts, effective as of the day and year first written above.

Cerus Corporation

By: /s/ Kevin D. Green

Name: Kevin D. Green

Title: Chief Financial Officer

Porex Corporation

By: /s/ Richard Walder

Name: Richard Walker

Title: VP Porex Americas

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.

Exhibit G

Confidentiality Agreement

AGREEMENT REGARDING THE EXCHANGE
OF CONFIDENTIAL INFORMATION

In connection with the possible development, manufacture and sale of certain parts by POREX CORPORATION (“Porex”) to CERUS CORPORATION (“Cerus”) and, collectively with Porex, the “Parties” and each of Porex and Cerus may be referred to individually as a “Party”), Parties have determined that it is necessary and useful for the Parties to exchange Confidential Information belonging to each Party. Except as set forth below, Confidential Information of a Party shall include all information relating to such Party’s (or an affiliate of such Party’s) data, books, records, specifications, trade secrets, know-how, formulas, processes, manufacturing methods, techniques, raw materials, sources of supply, applications for particular technologies, vendor lists, customer lists, employee lists, management systems, financial information, pricing, sales and marketing plans, research and development, inventions, and such other documents and materials that are delivered or otherwise disclosed (including, without limitation, through facility tours) by such Party to the other Party, whether orally or in writing, and whether or not identified as confidential. Notwithstanding anything to the contrary herein, Confidential Information shall not include information (i) which is developed or discovered by a Party independent of and without the use of the Confidential Information, (ii) in the possession of both Parties prior to the date of this Agreement and there is competent evidence to establish such fact, (iii) established at any time to be in the public domain otherwise than by breach of this Agreement, or (iv) is required to be disclosed in compliance with any law, governmental regulation, or court order, provided the receiving Party shall notify the disclosing Party in advance of any such disclosure, if feasible, and will assist the disclosing Party in pursuing such nondisclosure or protective orders as may be available. For and in consideration of the mutual promises herein contained, the Parties agree as follows effective the 22 day of February 2007 (the “Effective Date”):

1. The receiving Party shall keep the Confidential Information secret and confidential and will not, without the prior written consent of the disclosing Party, use or disclose the Confidential Information for the term of this Agreement plus five (5) years, except that the confidentiality obligations with respect to any Confidential Information that constitutes a trade secret shall continue in effect for so long as the information remains a trade secret. The term “trade secret” as used in this Agreement shall mean Confidential Information that: (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain secrecy. Without limiting any of the other provisions hereof, each Party agrees to use at least the same degree of care to avoid and prevent disclosure of the other Party’s Confidential Information as it uses to prevent disclosure of its own Confidential Information, and in no event less than a reasonable standard of care.

Cerus –Porex Agreement

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.

2. A receiving Party will restrict transmission of Confidential Information to those of its directors, officers, employees, agents and affiliates who are consulted concerning the discussions with the disclosing Party and who need to know Confidential Information for the purpose of facilitating those discussions, provided such individuals shall have been advised of the confidential nature of the Confidential Information and the obligations imposed under this Agreement. The receiving Party shall be responsible to the disclosing Party for any improper disclosure or use of the Confidential Information by such persons.

3. No right of title or interest in or to the Confidential Information or license, either expressed or implied, under any patent, trade secret or otherwise is granted hereunder.

4. All Confidential Information in tangible form received or delivered hereunder shall be returned within thirty (30) days after the request of the Party submitting it.

5. The Parties agree that they shall not assume or incur any financial liability merely by receipt of Confidential Information, and any financial, supply or other agreement between the Parties will be covered by subsequent agreement(s).

6. Each Party acknowledges and agrees that the misappropriation, unauthorized use or disclosure of the Confidential Information of the other Party or its affiliate would cause irreparable harm to the other Party. In the event of a breach of any part of this Agreement, the Party which has been damaged by the breach or such affiliate shall be entitled to relief by appropriate legal or equitable means, including but not limited to a temporary restraining order, temporary injunction and/or permanent injunctive relief, restraining and prohibiting the Party in breach from breaching or continuing to breach the terms of this Agreement. In addition, the Party damaged by the breach or such affiliate shall be entitled to the recovery of any and all damages incurred as a result of such breach, including cost of enforcement, reasonable attorney’s fees and court costs.

7. This Agreement shall be binding upon and shall inure to the benefit of the Parties, their successors, assigns and affiliates, except that no assignment of any right to access the Confidential Information may be made by the receiving Party without the prior written consent of the disclosing Party. The waiver of any provision in any instance shall not be construed as a waiver in other instances.

8. This Agreement contains the entire understanding of the Parties with respect to the subject matter hereof and with respect to the matters contained herein and supersedes all prior agreements or understandings. This Agreement shall not be modified except in writing signed by both Parties. Notwithstanding anything to the contrary herein, this Agreement shall not release either Party from any obligation to the other Party of confidentiality or non-use created pursuant to any prior agreement or understanding between the Parties, and each such obligation shall remain in full force and effect.

9. The Parties agree that this Agreement is for the purposes of protecting proprietary information only. This Agreement is not a joint venture or other such business arrangement; and any agreement between the Parties as to joint business activities will be set forth in subsequent written agreements.

Cerus –Porex Agreement

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.

10. The Parties acknowledge that each of them (or an affiliate thereof) may be engaged now or in the future in a business similar to or competitive with that of the other, and that the terms of this agreement shall in no way restrict either Party from engaging in such business activities, except that each Party shall be bound by its agreements herein as they relate to Confidential Information.

11. Neither Party under this Agreement shall publicly announce or disclose the existence of this Agreement, or its contents, or any discussions relating thereto, without the prior consent of the other Party or except as may be required by law, in which case the Party required to make disclosure shall give the other Party the maximum feasible prior notice of such disclosure.

12. This Agreement shall be governed by the laws of the State of Georgia, which relate to contracts negotiated, executed and performed within such state, without regard to the conflict of laws provisions thereof, and only the courts sitting in such state shall have exclusive jurisdiction of the Parties for the purposes of adjudicating any disputes under this Agreement. The Parties hereby consent to personal jurisdiction and venue in the courts of the State of Georgia and hereby waive any claim or defense that the party lacks minimum contacts with the forum, that the courts of .the State of Georgia lack personal jurisdiction of the Parties, or that the courts of the State of Georgia are an improper or inconvenient venue. The Parties further agree that service of process may be accomplished by certified mail, return receipt.

13. This Agreement shall remain in force until the earlier of (i) five (5) years from the Effective Date and (ii) the cancellation of this Agreement by either Party by written notification to the other Party. No expiration, cancellation or termination of this Agreement for any reason will affect the validity and enforceability of the Confidentiality, non-disclosure and non-use provisions contained in Paragraphs 1 and 2 hereof.

The completed signatures of the Parties attest to their mutual agreement to the conditions of this Agreement.

CERUS CORPORATION 2411 Stanwell Drive Concord, California 94520 By: /s/ Howard G. Ervin Print Name: Howard G. Ervin Title: Vice President, Legal Affairs Date: February 22, 2007	POREX CORPORATION 500 Bohannon Road Fairburn, Georgia 30213-2828 By: /s/ Victor L. Marrero Print Name: Victor L. Marrero Title: Executive Vice President & Chief Financial Officer Date: February 22, 2007

Cerus –Porex Agreement

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.